Exhibit 10.1

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (this “Agreement”) is made as of October 6, 2020 (the “Effective Date”), by and between NN, Inc., a Delaware corporation (the “Company”) and [EMPLOYEE] (“Employee”). Each party hereto is individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, Employee desires to remain employed by the Company (or an affiliate thereof), and the Company desires to incentivize Employee to remain employed by the Company (or an affiliate thereof) for a certain period of time and to provide a potential reward to Employee for Employee’s role in the successful completion of the Transaction (as defined below), subject to the limitations described herein; and

WHEREAS, the Company and Employee have each agreed to execute this Agreement to provide for the rights and obligations set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Retention Bonus.

(a) Upon and subject to the successful completion of the Transaction and Employee’s promise and commitment to continue working for the Company (or an affiliate thereof) through June 30, 2021 (the “Retention Period”), the Company agrees to pay Employee a retention bonus in the amount of $[•] (the “Retention Bonus”). The Retention Bonus shall be paid in two equal lump-sum payments, with the first payment occurring within 30 days following the closing date of the Transaction and the second payment occurring within 30 days following June 30, 2021. Subject to Section 1(b) hereof, Employee must continue active employment with the Company (or one of its affiliates) through each applicable payment date of the Retention Bonus, and Employee must not have previously tendered a notice of resignation prior to any such payment date.

(b) If (i) Employee resigns from employment prior to the conclusion of the Retention Period other than for Good Reason or (ii) Employee’s employment is terminated by the Company prior to the conclusion of the Retention Period for Cause, then Employee shall forfeit Employee’s right to any unpaid portion of the Retention Bonus. If (x) Employee resigns from employment prior to the conclusion of the Retention Period for Good Reason, (y) Employee is terminated by the Company prior to the conclusion of the Retention Period for any reason other than for Cause or (z) Employee’s employment with the Company terminates as a result of Employee’s death or Disability, then Employee shall be entitled to receive any then-unpaid portion of the Retention Bonus within 30 days following such termination of employment; provided, however, that notwithstanding the foregoing, if the Employee resigns for Good Reason solely because the Company has determined to relocate its corporate headquarters from Charlotte, NC, and (1) the Company did not require the Employee to relocate and (2) the Company offered the Employee the opportunity to telecommute at the Company’s expense, then the Employee shall not be entitled to receive any then-unpaid portion of the Retention Bonus when employment is terminated under such circumstances.

2. Definitions. For purposes of this Agreement, the capitalized terms shall have the following meanings:

(a) “Cause” shall mean (i) conviction of, or plea of nolo contendere by, Employee under applicable law of a felony or any crime involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or a subsidiary or affiliate thereof, (iii) any willful breach of any written policy of the Company or a subsidiary or affiliate thereof or (iv) any violation of Employee’s duties or responsibilities to the Company or a subsidiary or affiliate thereof which constitutes willful misconduct or dereliction of duty. For purposes of the definition of Cause, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(b) “Disability” shall mean a disability that would qualify as a total and permanent disability under the Company’s then-current long-term disability plan.

(c) “Good Reason” shall mean (i) “Good Reason”, as defined in any employment, separation or similar agreement between Employee and the Company in effect at the time of Employee’s termination of employment or (ii) in the absence of any such employment, separation or similar agreement (or in the absence of any definition of “Good Reason” contained therein) (A) the assignment to Employee of any duties inconsistent with Employee’s duties, responsibilities or title immediately prior to such assignment, or any other action by the Company that results in a material diminution in the Participant’s position, authority, duties or responsibilities or (B) a requirement to relocate Employee’s place of employment in excess of 50 miles from the current principal office of the Company as of the date hereof. Good Reason shall exist only if (x) Employee notifies the Company of the event establishing Good Reason within 90 days of its initial existence, (y) the Company is provided 30 days to cure such event and (z) Employee terminates employment with the Company and its affiliates within 180 days of the initial occurrence of the event.

(d) “Transaction” shall mean the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of August 22, 2020, by and between the Company, Precision Engineered Products Holdings, Inc., a Delaware corporation and ASP Navigate Acquisition Corp., a Delaware corporation.

3. Taxes. The Company and its affiliates may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company and its affiliates have not provided any tax advice to Employee in connection with this Agreement and Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

4. Release. In consideration for, and as a condition to the receipt of any portion of the Retention Bonus, Employee shall be required to execute and not revoke a release agreement, substantially in the form attached hereto as Exhibit A.

5. No Obligation to Proceed with Transaction; No Agreement Absent Transaction. Employee acknowledges and understands that the Company retains sole discretion to determine if and when to proceed with the Transaction and the terms and conditions upon which any such Transaction will be affected. Nothing contained herein shall obligate the Company, or any other person or entity, to pursue the Transaction now or at any other time. In the event that the Transaction is not consummated prior to December 31, 2020, this Agreement shall be null and void (with no Retention Bonus paid) without further action by either Party hereto.

6. Confidentiality. Employee agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement (including the existence or terms of any Transaction) and will not reveal, or disseminate by publication in any manner whatsoever, this document or any matters pertaining to it to any other person (in the broadest sense of the term), including without limitation any past or present employee, officer, or director of the Company or its affiliates or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners or tax preparers. However, Employee shall ensure that such individuals also uphold the confidentiality of this Agreement and will be responsible for any breach of confidentiality by such individuals as if it is a breach of this Agreement by Employee.

7. No Right to Employment or Other Status; Non-Alienation. Nothing in this Agreement shall be construed as giving Employee the right to continued employment or any other relationship with the Company or any of its affiliates. The Retention Bonus will not be funded, set aside, or otherwise segregated prior to payment and shall only be earned by Employee upon a good faith determination by the Company that all eligibility requirements have been successfully met. The obligation to pay the Retention Bonus shall at all times be an unfunded and unsecured obligation of the Company.

8. Remedies. Employee understands and agrees that if Employee breaches any term of this Agreement, including, without limitation, any obligation under Section 4 or Section 6, Employee shall be subject, upon petition to any court of competent jurisdiction, to any remedy available to the Company at law or in equity, including disgorgement and recoupment of the Retention Bonus and payment of all reasonable attorneys’ fees and costs incurred by the Company.

9. Binding Effect. This Agreement will be binding upon and inure to the benefit of Employee and the Company, and their respective officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.

10. Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law rules. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

12. Entire Agreement. Except for the Transaction and any other agreements contemplated thereby, this Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties.

13. Section 409A. The intent of the Parties is that payments under this Agreement be exempt from or otherwise comply with Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

14. Section 280G. If it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to Employee whichever of the following gives Employee the highest net after-tax amount (after taking into account all applicable federal, state, local and social security taxes): (a) the Change in Control Payment or (b) the amount that would not result in the imposition of excise tax on Employee under Section 4999 of the Code.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated above:

NN, INC.

By:
Name:
Title:

[Signature Page to Retention Bonus Agreement]

EMPLOYEE

[Signature Page to Retention Bonus Agreement]

EXHIBIT A

RELEASE AGREEMENT